Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

May 4, 2021

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three months ended April 3, 2021 and March 28, 2020, in millions of dollars except share and per share amounts.

	Three Months Ended
	April 3,	March 28,
	2021	2020
Net sales	$2,059	$1,683
Net earnings (loss) attributable to Seaboard	$179	$(103)

Earnings (loss) per common share	$154.03	$(88.73)
Average number of shares outstanding	1,160,779	1,163,888
Dividends declared per common share	$2.25	$2.25

Notes to Report of Earnings:

Capital market volatility on short-term investments has an impact on Seaboard’s earnings. For the three months ended April 3, 2021 and March 28, 2020, net earnings (loss) attributable to Seaboard Corporation included other investment income (loss) of $71 million and ($225) million, respectively. The unrealized gains (losses) related to these short-term investments was $65 million and ($236) million for the three months ended April 3, 2021 and March 28, 2020, respectively.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on May 24, 2021 to stockholders of record at the close of business on May 14, 2021.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.